                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 REINSURANCE GROUP OF AMERICA, INCORPORATED
              (Name of Registrant as Specified in Its Charter)


    (Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total Fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                                 [RGA LOGO]


                       NOTICE OF THE ANNUAL MEETING OF
                             THE SHAREHOLDERS OF
                 REINSURANCE GROUP OF AMERICA, INCORPORATED

                                                         St. Louis, Missouri
                                                              April 12, 2002


TO THE SHAREHOLDERS OF
 REINSURANCE GROUP OF AMERICA, INCORPORATED


         The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated will be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri on May 22, 2002, commencing at 2:00 p.m., at which meeting only holders of record of the Company's Common Stock at the close of business on March 29, 2002 will be entitled to vote, for the following purposes:

                  1.    to elect three directors; and
                  2. to transact such other and further business, if any, as properly may be brought before the meeting.

                                          REINSURANCE GROUP OF AMERICA,
                                          INCORPORATED

                                          By

         /s/ James Sherman                    /s/ Stewart Nagler

         Secretary                        Chairman of the Board



         EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                 [RGA LOGO]


                 REINSURANCE GROUP OF AMERICA, INCORPORATED
      1370 TIMBERLAKE MANOR PARKWAY, CHESTERFIELD, MISSOURI 63017-6039


                               PROXY STATEMENT

                                   FOR THE
                     ANNUAL MEETING OF THE SHAREHOLDERS
                           TO BE HELD MAY 22, 2002
                  MARRIOTT WEST HOTEL, ST. LOUIS, MISSOURI


         This proxy statement is furnished to the holders of Common Stock of Reinsurance Group of America, Incorporated (the "Company" or "RGA") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held May 22, 2002, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the "Shareholders." The Company is first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about April 12, 2002.

         Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock can be voted only when represented by a properly executed proxy.

         Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

         The close of business on March 29, 2002 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, approximately 49,307,043 shares of Common Stock were outstanding and entitled to be voted at such meeting, with approximately 106 holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Common Stock held of record on the record date.

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001 accompanies this proxy statement.

         The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will primarily be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone or telefax by directors, officers, or regular employees of the Company.

                       ITEM 1 - ELECTION OF DIRECTORS

        The first item to be acted upon at the Annual Meeting is the election of three directors of the Company for terms expiring at the Annual Meeting in 2005, or until their respective successors have been elected and have qualified.

NOMINEES AND CONTINUING DIRECTORS

         The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each of the directors has served in his or her principal occupation for the last five fiscal years, unless otherwise indicated. Two of the Company's directors left the Board during the past year. William P. Stiritz resigned October 25, 2001. Effective January 1, 2002, the Board named Alan C. Henderson to fill the vacancy created by the resignation of Mr. Stiritz, to complete the term of office ending in 2004. John H. Tweedie retired from the Board at the end of 2001. On January 23, 2002, the Board named Joseph A. Reali to fill the vacancy created by the retirement of Mr. Tweedie, to complete the term of office ending in 2002.

         On January 23, 2002, the Board elected Stewart G. Nagler as an additional director, Chairman of the Board and a member of the class of directors to be elected for terms expiring in 2005. Richard A. Liddy, former chairman of the Board, has announced his intention to resign as a director at the Board meeting scheduled for April 24, 2002. H. Edwin Trusheim will retire from the Board on May 22, 2002.

         Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. All of the nominees are currently directors of the Company. All of the nominees for director have agreed to serve if elected. The Company recommends a vote FOR the three nominees for election to the Board.

                                                                                                  SERVED AS
                                                                                                  DIRECTOR
                                                                                                    SINCE
                                                                                                    -----
TO BE ELECTED AS DIRECTORS FOR TERMS ENDING 2005:

J. CLIFF EASON, 54                                                                                   1993

        Retired President of Southwestern Bell Telephone, SBC Communications, Inc. ("SBC"), a
        position he held from September 2000 through January 2001. He served as President,
        Network Services, SBC from October 1999 through September 2000; President, SBC
        International of SBC, from March 1998 until October 1999; President and CEO of
        Southwestern Bell Telephone Company ("SWBTC") from February 1996 until March 1998;
        President and CEO of Southwestern Bell Communications, Inc. from July 1995 through
        February 1996; President of Network Services of SWBTC from July 1993 through June 1995;
        and President of Southwestern Bell Telephone Company of the Midwest from 1992 to 1993.
        He held various other positions with Southwestern Bell Communications, Inc. and its subsidiaries prior to 1992, including President of Metromedia Paging from 1991 to 1992.
        Mr. Eason was a director of Williams Communications Group, Inc. until his retirement in
        January 2001.

STEWART G. NAGLER, 59                                                                                2002

        Vice-Chairman of the Board and Chief Financial Officer of MetLife, Inc. since September
        1999. Mr. Nagler has been Vice-Chairman of the Board and Chief Financial Officer of
        Metropolitan Life Insurance Company since July 1998, and was its Senior Executive
        Vice-President and Chief Financial Officer from April 1993 to July 1998. He is a fellow of the Society of Actuaries, a director of the Life Insurance Council of New York, a trustee of the Boys and Girls Club of America and Barnard College, and chairman of the board of Polytechnic University of New York. Mr. Nagler received a B.S. in mathematics, summa cum laude, from Polytechnic University. He has been a director of MetLife, Inc.
        since August 1999 and a director of Metropolitan Life Insurance Company since 1997.


JOSEPH A. REALI, 49                                                                                  2002

        Senior Vice President and Tax Director of Metropolitan Life Insurance Company since
        1999. Mr. Reali has been responsible for Investor Relations at MetLife and served as the liaison with RGA since July 2001. Mr. Reali joined MetLife in 1977 as an attorney in the Law Department, and in 1985 he became a Vice President in the Tax Department. In
        1993 he was appointed Vice President and Corporate Secretary, and in 1997 he became a
        Senior Vice President. Mr. Reali received a J.D. degree, cum laude, from Fordham
        University School of Law and an LL.M degree in taxation from New York University Law
        School. Mr. Reali has served as an associate adjunct professor at Fordham University
        School of Law, and serves as Counsel and Secretary of the Metropolitan Life Foundation.


                                     3


                                                                                                  SERVED AS
                                                                                                  DIRECTOR
                                                                                                    SINCE
                                                                                                    -----
TO CONTINUE IN OFFICE UNTIL 2004:

ALAN C. HENDERSON, 56                                                                                2002

        President and Chief Executive Officer and a director of RehabCare Group, Inc. since
        1998. Prior to becoming President and Chief Executive Officer, Mr. Henderson was
        Executive Vice President, Chief Financial Officer and Secretary of RehabCare from 1991 through May 1998. Mr. Henderson also serves as a director of General American Capital
        Corp., a registered investment company, and Angelica Corporation.

WILLIAM A. PECK, M.D., 68                                                                            1993

        Executive Vice Chancellor for Medical Affairs and Dean of the School of Medicine of
        Washington University since 1989. From 1976 to 1989, he was Physician in Chief of The
        Jewish Hospital of St. Louis. He is a director of Allied Health Care Products, Inc.,
        Angelica Corporation, Hologic, Inc., and TIAA-CREF Trust.

A. GREIG WOODRING, 50                                                                                1993

        President and Chief Executive Officer of the Company. Mr. Woodring also is an executive officer of General American Life Insurance Company ("General American"). He headed
        General American's reinsurance business from 1986 until the Company's formation in
        December 1992. He also serves as a director and officer of a number of subsidiaries of the Company.

TO CONTINUE IN OFFICE UNTIL 2003:

MARY ANN BROWN, 50                                                                                   2001

        Senior Vice President of MetLife, Inc., in charge of Individual Business Product
        Management. Ms. Brown also serves as President, New England Products & Services and a number of its subsidiaries, and also serves as an officer and director of various subsidiaries of MetLife. From 1996 until 1998, she served as Director, Worldwide Life
        Reinsurance, Swiss Re New Markets, Swiss Reinsurance Company. She was a Principal at
        Tillinghast/Towers Perrin from 1987 until 1996, and served as a Consultant with that organization from 1983 until becoming a Principal in 1987. Ms. Brown also is a director of New England Zenith Fund, a registered investment company, and Exeter Reassurance
        Company, Ltd.

STUART I. GREENBAUM, 65                                                                              1997

        Dean of the John M. Olin School of Business at Washington University since July 1995.
        Prior to his current position, he spent 20 years at the Kellogg Graduate School of
        Management at Northwestern University where he was Director of the Banking Research
        Center and Norman Strunk Distinguished Professor of Financial Institutions. Mr.
        Greenbaum has served on the Federal Savings and Loan Advisory Council and the Illinois
        Task Force on Financial Services, and has been a consultant for the American Bankers
        Association, the Bank Administration Institute, the Comptroller of the Currency, the
        Federal Reserve System, and the Federal Home Loan Bank System, among others. He is also a director of Stifel Financial Corp., First Oak Brook Bancshares, Inc., St. Louis
        Children's Hospital and Noble International, Ltd.

TERENCE I. LENNON, 63                                                                                2000

        Executive Vice President, Mergers and Acquisitions, of MetLife, Inc., since July 2001.
        From January 1998 until July 2001, he served as Executive Vice President, Government
        Relations, Compliance and Public Relations of MetLife. From January 1997 until January
        1998, he served as Executive Vice President, Planning, and Mergers and Acquisitions of
        Metropolitan Life Insurance Company. Prior to that assignment, Mr. Lennon was Senior
        Vice President, Mergers and Acquisitions of Metropolitan Life Insurance Company from
        March 1994 until January 1997.


                                     4


                                                                                                  SERVED AS
                                                                                                  DIRECTOR
                                                                                                    SINCE
                                                                                                    -----
RICHARD A. LIDDY, 66                                                                                 1993

        Former Chairman of the Board of the Company. He is former chairman and a director of
        GenAmerica Financial Corporation and General American Life Insurance Company. In
        September 2000, Mr. Liddy retired as President and Chief Executive Officer of
        GenAmerica and General American, positions he held since April 1997, and May 1992, respectively. He also serves as a director of Ameren Corporation, Brown Shoe Company,
        Inc., Energizer Holdings, Inc., and Ralcorp Holdings, Inc.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors held a total of six regular and special meetings during 2001. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served during 2001, except for Mr. Lennon, who attended 67% of all Board meetings, and Mr. Stiritz, who attended 40% of all Board and 60% of all committee meetings.

         The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee, of which Messrs. Greenbaum (Chairman), Eason, and Peck were members during 2001, met five times in 2001. This Committee is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of controls. It also recommends a public accounting firm to be retained for the coming year and reviews the work to be done by such firm. The Audit Committee operates under a written charter, a copy of which was attached as Exhibit A to the Company's 2001 Proxy Statement. Each member of the Audit Committee is independent, as defined under the listing standards of the New York Stock Exchange.

         The Compensation Committee establishes and oversees the compensation policies of the Company's operating subsidiaries and determines executive compensation. The Committee, which during 2001 consisted of Messrs. Eason (Chairman), Greenbaum, Peck, Stiritz, and Tweedie, held four meetings in 2001. See "Compensation Committee Report on Executive
Compensation."

         The Nominating Committee, which during 2001 consisted of Messrs. Peck (Chairman), Eason, Greenbaum, Stiritz, Trusheim, and Tweedie, met once during 2001. This Committee nominates directors and will consider recommendations for nominations as directors from Shareholders. Shareholders wishing to propose nominees to the Nominating Committee for consideration should notify in writing the Secretary of the Company in accordance with the process described in "Shareholder Proposals." The Secretary will inform the members of the Nominating Committee of such nominees.

DIRECTOR COMPENSATION

        Officers of the Company, MetLife, Inc. ("MetLife"), GenAmerica Financial Corporation ("GenAmerica"), or any subsidiaries of such companies, do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its committees. Effective February 14, 2001, directors (other than the Chairman) who are not employees of the Company, MetLife, GenAmerica, or any subsidiaries of such companies ("Non-Employee Directors") are paid an annual retainer fee of $24,000, and are paid $1,200 for each Board meeting attended in person, $600 for each telephonic Board meeting attended, $750 for each committee meeting attended in person (except the committee chairman, who is paid $1,200) and $375 for each telephonic committee meeting attended (except the committee chairman, who is paid $600). Effective February 14, 2001, the Board approved compensation for the Board Chairman, Mr. Liddy (who served as Chairman until January 23, 2002) that is generally one-third higher than the amount paid to a Non-Employee Director. From February 14, 2001 through January 23, 2002, Mr. Liddy was paid, on a pro-rata basis, an annual retainer fee of $32,000, $1,600 for each Board meeting attended in person, and $800 for each telephonic Board meeting in which he participated. The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

        Of the $24,000 annual retainer paid to Non-Employee Directors (other than the Chairman), $12,000 is paid in shares of the Company's Common Stock on the date of the Annual Meeting, with the balance paid in cash. The Chairman (if qualified as a Non-Employee Director) receives an annual retainer of $32,000, which consists of $16,000 paid in shares of the Company's Common Stock on the date of the Annual Meeting, with the balance paid in cash. Also on the date of each Annual Meeting, each Non-Employee Director (other than the Chairman) is granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to the closing price of the Common Stock on such date. The Chairman (if qualified as a Non-Employee Director) is granted an option to purchase 4,000 shares of Common Stock on the same terms. On May 23, 2001, Mr. Liddy was awarded an option to purchase 4,000 shares of Common Stock, and each of Messrs. Eason, Greenbaum, Peck, Stiritz, and Trusheim were awarded an option to purchase 3,000 shares of Common Stock at an exercise price of $35.92 per share, the closing price of the Company's Common Stock on the date of grant. The options become fully vested on the first anniversary of the grant.

        Non-Employee Directors have the option to receive performance shares in lieu of their annual retainer (including the stock portion) and meeting fees. A performance share is a hypothetical share of Common Stock of the Company based upon the fair market value of the Common Stock at the time of the grant. Performance shares are not transferable and are subject to forfeiture unless held until the director ceases to be a director by reason of retirement, death, or disability. Upon such an event, the Company will issue cash or shares of Common Stock in an amount equal to the value of the performance shares.

        All such stock, options and performance shares are issued pursuant to the Flexible Stock Plan for Directors, which was adopted effective January 1, 1997. Performance shares granted prior to such time were issued under the Phantom Stock Plan for Directors.

 SECURITIES OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

                         OWNERSHIP OF SHARES OF RGA
                         --------------------------

        The following table sets forth, as of February 28, 2002, certain information with respect to: 1) each person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, and 2) the ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors, nominees, and executive officers as a group.

                                                                  AMOUNT AND NATURE OF           PERCENT
BENEFICIAL OWNER                                                 BENEFICIAL OWNERSHIP (1)        OF CLASS
----------------                                                 ------------------------        --------
SIGNIFICANT SHAREHOLDERS:

MetLife, Inc.                                                         29,243,539 (2)               59.3%
   One Madison Avenue
   New York, New York 10010

Wellington Management Company, LLP                                     3,471,128 (3)                7.0%
   75 State Street
   Boston, Massachusetts 02109

Franklin Resources, Inc.                                               2,981,088 (4)                6.0%
   777 Mariners Island Boulevard
   San Mateo, California 94404

DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS:

A. Greig Woodring, Director, President, and Chief                        323,557 (5)                   *
    Executive Officer (2)

Mary Ann Brown, Director                                                       0                      **

J. Cliff Eason, Director                                                  11,183 (6)                   *

Stuart Greenbaum, Director                                                 9,381 (6)                   *

Alan C. Henderson, Director                                                    0                      **

Terence I. Lennon, Director                                                  500                       *

Richard A. Liddy, Director (2)                                           132,200 (7)                   *

Stewart G. Nagler, Chairman (2)                                            1,000                       *

William A. Peck, M.D., Director                                            4,433 (8)                   *

Joseph A. Reali, Director                                                      0                      **

H. Edwin Trusheim, Director (2)                                           20,673 (6)                   *

David B. Atkinson, Executive Vice President and Chief
    Operating Officer                                                    222,619 (9)                   *

Paul A. Schuster, Executive Vice President, U.S.
    Division                                                              84,796 (10)                  *

Andre St-Amour, Executive Vice President and Chief
    International Operating Officer                                       57,875 (11)                  *

Graham Watson, Executive Vice President and Chief
    Marketing Officer                                                     54,634 (12)                  *

All directors and executive officers
    as a group (18 persons)                                              992,919 (13)              1.98%

----------------
*       Less than one percent.

**      Not applicable.


                                     7


 (1) Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned.

 (2) On November 23, 1999, Metropolitan Life Insurance Company ("MLIC") purchased 4,784,689 shares of RGA Common Stock through a private placement. On January 6, 2000, MLIC indirectly acquired shared voting and investment power of an additional 24,131,250 shares through its acquisition of GenAmerica Financial Corporation ("GenAmerica"). Shares beneficially owned by GenAmerica were held by Equity Intermediary Company, a wholly owned subsidiary of General American Life Insurance Company ("General American"). General American is a wholly owned subsidiary of GenAmerica, which is now a wholly owned subsidiary of MLIC. On April 7, 2000, MLIC completed a demutualization and an initial public offering of shares of MetLife, Inc. ("MetLife"), which became the parent of MLIC. As a result, MetLife acquired shared voting and investment power of all shares of RGA held by MLIC and GenAmerica and became the beneficial owner of such shares. In January and February 2002, MetLife acquired an additional 327,600 shares on the open market, bringing its total beneficial ownership to the amount reflected in the table. Messrs. Liddy and Trusheim are directors of GenAmerica and General American. Mr. Woodring is an executive officer of GenAmerica and General American. Mr. Nagler is an executive officer of MetLife. These individuals disclaim beneficial ownership of the shares beneficially owned by MetLife and its subsidiaries.

 (3) As reported on a Schedule 13G/A dated February 12, 2002. Wellington Management Company, LLP ("WMC") is an investment adviser. Shares are owned of record by clients of WMC, none of which is known to have beneficial ownership of more than five percent of the Company's outstanding shares. WMC has shared voting power of 2,938,525 shares and shared dispositive power of 3,471,128 shares.

 (4) As reported on a Schedule 13G/A dated February 14, 2002. Franklin Resources, Inc. is the parent of several direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") that advise investment companies and managed accounts. Shares are owned of record by clients of the Adviser Subsidiaries.

 (5) Includes 279,440 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 15,000 shares of restricted Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Woodring has no investment power.

 (6) Includes 8,933 shares of Common Stock subject to stock options that are exercisable within 60 days.

 (7) Includes 112,500 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 19,700 shares of Common Stock held in a joint account with Mr. Liddy's spouse, an account over which he has shared voting and investment power.

 (8) Includes 4,433 shares of common stock subject to stock options that are exercisable within 60 days.

 (9) Includes 183,126 shares of Common Stock subject to stock options that are exercisable within 60 days and 2,250 shares held by Mr. Atkinson's children. Also includes 6,548 restricted shares of Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Atkinson has no investment power.

(10) Includes 76,206 shares of Common Stock subject to stock options that are exercisable within 60 days.

(11) Includes 52,625 shares of Common Stock subject to stock options that are exercisable within 60 days.

(12) Includes 46,667 shares of Common Stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest.

(13) Includes a total of 843,516 shares of Common Stock subject to stock options that are exercisable within 60 days; and 28,096 shares of restricted Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the holder has no investment power.

                       OWNERSHIP OF SHARES OF METLIFE
                       ------------------------------

         The following table sets forth, as of February 28, 2002, certain information with respect to the ownership of common stock of MetLife, Inc., the Company's parent, by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation table, and (iii) all directors, nominees, and executive officers as a group.

                BENEFICIAL OWNER                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)      PERCENT OF
                ----------------                      ---------------------------------------------      ----------
                                                                                                            CLASS
                                                                                                            -----
                                                         Direct (2)                Indirect (3)
                                                         ----------                ------------
Mary Ann Brown, Director                                    6,876                        30                   *
Terence I. Lennon, Director                                14,667                        10                   *
Stewart G. Nagler, Chairman                                29,850                       419                   *
Joseph A. Reali, Director                                   5,075                       170 (4)               *
All directors and executive officers as a group
    (18 persons)                                           56,468                       629                   *

*Less than one percent.

                                     8


(1) Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned.

(2) Consists entirely of shares of MetLife common stock subject to stock options that are exercisable within 60 days.

(3) Represents shares held by the MetLife Policyholders Trust, which has sole voting power over such shares.

(4) Includes 10 shares jointly held with Mr. Reali's spouse, Madelyn Reali, with whom Mr. Reali shares investment power.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons, the Company believes that all its directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2001.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Company's Compensation Committee, currently composed of three non-employee directors and one director who is an employee of MetLife, oversees the compensation policies of the Company's operating subsidiaries (RGA is a holding company with no employees). RGA Reinsurance Company ("RGA Re"), a wholly owned indirect subsidiary of the Company, employs all of the Company's salaried executive officers except for Andre St-Amour, who is employed by RGA Life Reinsurance Company of Canada, and Graham Watson, who is employed by RGA International Corporation.

BASE SALARIES
-------------

        In forming its recommendations on the overall salary program for executive officers, the Compensation Committee has from time to time engaged an independent consulting firm to determine how the Company's executive compensation compares to that of other publicly held insurance and reinsurance companies. In January 2001, the Compensation Committee retained an independent consultant to undertake an extensive review of executives' total compensation as compared to their counterparts at comparable companies. That study indicated that the base salary ranges established for the Company's executive group were found to be generally competitive, with the exception of the CEO, President and CEO of RGA Canada (also an Executive Vice President of the Company), and the Executive Vice President of the U.S. Division. In February 2001, based upon the January 2001 study, the Committee approved salary increases for the executive group that averaged 10.9% (excluding promotional increases).

        Recognizing the rapid growth of the Company and the level of responsibility Mr. Woodring has assumed, the Committee adopted the consultant's recommendations regarding an appropriate salary range for Mr. Woodring. In February 2001, the Committee approved a 12% salary increase for Mr. Woodring, bringing his base pay to $560,000 for 2001. Increases to the salaries of other executive officers approved by the Committee are intended to bring compensation to a more appropriate level for those positions, based on market data.

MANAGEMENT INCENTIVE PLAN
-------------------------

         All of the Company's salaried executive officers participate in the Management Incentive Plan ("MIP"), which provides incentive compensation based on a participant's individual performance as well as the division's and the Company's achievements. Company results are based on consolidated revenues and operating earnings (net income less realized capital gains and losses) per share; divisional results are based on the division's revenues and operating earnings. Based on these criteria, the Committee approves a schedule of specific incentives set for each participant, with a minimum level of performance that must be met before any payment to the individual can be made, a target and a maximum. The Company's performance must meet a certain level before any awards are made under the MIP. Awards are based on a specified percentage of salary, which varies for each participant. A portion of each executive officer's total MIP award is paid in performance shares, rather than cash.

         A portion of the MIP award for RGA executive officers is paid in the form of performance shares pursuant to the Executive Performance Share Plan. Each performance share represents the equivalent of one share of Common Stock, and the value of each performance share is determined by the current fair market value of a share of the Company's Common Stock. By making part of the pay of the Company's top executives take this form, the Committee has sought to give these officers further incentives to increase the value of the Company's shares.

         In the U.S. plan, performance shares vest in one-third increments on the last day of each of the three calendar years following the year in which they are awarded. Performance shares in the Canadian plan vest 100% on December 15 of the third calendar year following the year in which they awarded. Payment from the U.S. plan with respect to vested performance shares may be made only in certain circumstances relating to termination of employment, or when the participant exercises stock options, or the value of the participant's vested performance shares exceeds 500% of his or her target bonus for the year. In the Canadian plan, performance shares must be paid upon vesting. Payment under both the U.S. and Canadian plans may be made in the form of cash or shares of Common Stock, as determined by the Committee. See "Executive Compensation - Option/Performance Share Grants in Last Fiscal Year."

         In February 2002, the Committee determined the MIP awards for 2001. The Company did not meet its targets for revenue growth or operating earnings in fiscal 2001. Operating earnings were adversely affected by additional reserves related to the Company's operations in Argentina and fluctuations in mortality. Based on these consolidated results, the average cash MIP award to executive officers was approximately 14.6% of salary. Mr. Woodring's cash MIP award, which is based solely on Company results for 2001, was $116,290, or approximately 20.8% of his salary for the year.

        The Committee granted performance shares for fiscal 2001 at the same time as the MIP awards were made, in February 2002. The average payment in the form of performance shares to executive officers was approximately 6.8% of salary in 2001. Mr. Woodring received 1,969 performance shares for 2001, which were valued at $58,145 based on the market value of the Common Stock on the date of grant in February 2002.

PROFIT SHARING PLAN
-------------------

         All employees of RGA Re who meet the eligibility requirements participate in the profit sharing plan. Effective January 1, 2001, the Company adopted a safe harbor design for the plan that provides for a match of up to 4% of compensation. All eligible employees also are entitled to receive a profit sharing award ranging from 0% to 6% of compensation depending on whether the Company meets or exceeds its minimum performance level and targets, regardless of their 401(k) participation. A minimum performance level must be met before the profit sharing award can be made. The minimum performance level and targets for each year are established at the beginning of the year. A participant may elect to receive up to one-half of his profit sharing award in cash.

        The Company did not meet its targets for revenue growth or operating earnings in fiscal 2001. Based on these results, the Board of Directors approved a profit sharing award of 1.25%. The profit sharing award for executives who participate in the performance share portion of the MIP are reduced by one-half. Mr. Woodring, who participates in such programs, received a profit sharing award of $4,363 for 2001, representing approximately 0.6250% of his salary and cash bonus for the year.

FLEXIBLE STOCK OPTION PLAN
--------------------------

         The Committee has previously granted stock options pursuant to the Company's Flexible Stock Plan, which was established in 1993. The exercise price of each option has been no less than the market price of the Common Stock on the date of grant.

        In January 2001, in accordance with grant guidelines, the Committee awarded a total of 474,037 options for Common Stock, including 188,411 to the Company's salaried executive officers. Mr. Woodring was awarded 67,086 options. The criteria for determining individual option grants were the same as those used in the prior year.

        Stock options are intended to reflect management's involvement in the Company's performance and to encourage their continued contribution to the future of the Company. The Company views stock options as an important means of aligning the economic interests of management and shareholders.

EXECUTIVE STOCK OWNERSHIP GUIDELINES
------------------------------------

        In order to further align the interests of the Company's management and its shareholders, the Committee adopted executive stock ownership guidelines in October 1996. The five tiers of the guidelines provide that the market value of the Company's shares owned by the executives should be based on a multiple of the mid-point of the executive's salary range: the CEO (3 times), the COO (2.75 times), the CFO (2.5 times) the Executive Vice Presidents (2 times) and the Senior Vice Presidents (1 time). Although the guidelines are not mandatory, they are intended to increase Company stock ownership by executive officers, which, in addition to stock options, provides the officers with a direct economic interest in the Company.

SECTION 162(m)
--------------

        The Committee endeavors to maximize the deductibility of compensation under Section 162(m) of the Internal Revenue Code while maintaining competitive compensation. In 1996, the Company's Board of Directors and shareholders adopted amendments to the Flexible Stock Plan, Executive Performance Share Plan and Management Incentive Plan, in each case, among other things, in order to comply with Section 162(m) with respect to certain awards.


                         THE COMPENSATION COMMITTEE

       J. Cliff Eason, Chairman                 Stuart Greenbaum
       William A. Peck, M.D.                    Joseph A. Reali

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        From January 1, 2001 to October 25, 2001, the Compensation Committee was comprised of Messrs. Eason (Chairman), Greenbaum, Peck, Stiritz, and Tweedie. Mr. Stiritz resigned as a director on October 25, 2001. Mr. Tweedie retired from the Board and Committee on December 31, 2001. On January 23, 2002 the Compensation Committee became comprised of its current members, Messrs. Eason (Chairman), Greenbaum, Peck, and Reali. None of the members of the Compensation Committee have been an officer or employee of the Company or any of its subsidiaries. None of the Company's inside directors or officers serves on the compensation committee of another company of which a member of the Compensation Committee is an officer.

                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth certain summary information concerning the compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 2001.

                                                 SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION           LONG TERM COMPENSATION AWARDS
                                                 -------------------        --------------------------------
                                                                                                  SECURITIES       ALL OTHER
                                                                                 RESTRICTED       UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR    SALARY($)(1)   BONUS($)(2)(3)     STOCK($)(4)    OPTIONS(#)(5)        ($)(6)
---------------------------           ----    ------------   --------------     -----------    -------------    ------------
A. Greig Woodring                     2001       $550,919          $175,710              --           67,086        $161,866
      President and Chief             2000        493,486           145,314              --           49,596          14,483
      Executive Officer               1999        446,923           265,594              --           25,261          13,123

David B. Atkinson                     2001       $365,231           $77,694              --           29,350         $77,524
     Executive Vice President and     2000        342,308            67,835              --           29,111          16,795
     Chief Operating Officer          1999        292,308           154,912        $235,728           15,158          14,071

Paul A. Schuster                      2001       $257,308           $45,299              --           18,029         $32,259
     Executive Vice President -       2000        212,639            34,361              --           17,251           9,231
     U.S. Division                    1999        197,538            63,526              --            9,377              --

Andre St-Amour                        2001       $290,769           $62,298              --           20,126          $4,274
     President, RGA Life              2000        228,101            37,333              --           18,525           4,506
     Reinsurance Company of           1999        208,404           104,190              --            9,810           5,389
     Canada

Graham Watson                         2001       $218,769          $241,788              --           17,778          $4,274
     Executive Vice President and     2000        200,826           318,165              --           17,587           4,506
     Chief Marketing Officer          1999        223,506           344,433              --           10,616           5,389

------------------------

(1) For Messrs. Woodring, Atkinson and Schuster, includes any amounts deferred at the election of the executive officers under the RGA Re Executive Deferred Savings Plan. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in such plan. Amounts for Mr. St-Amour include amounts deferred under the Retirement Plan of RGA Life Reinsurance Company of Canada.

(2) Includes for all named executive officers, cash bonuses earned for each year (including any bonuses deferred at the election of the executive officers) under the cash bonus portion of the Management Incentive Plan, which bonus totaled $116,290 for Mr. Woodring, $53,494 for Mr. Atkinson, $30,267 for Mr. Schuster, $43,609 for Mr. St-Amour and $25,127 for Mr. Watson for 2001. Also includes amounts paid in cash or deferred at the officer's election each year under the RGA Re Profit Sharing Plan for Messrs. Woodring, Atkinson and Schuster, which totaled $531 for 2001, $1,275 for 2000, and $1,200 for 1999. The amounts shown for Mr. Watson for 2001, 2000, and 1999 also include (i) a Canadian production bonus of $201,903, $273,709, and $234,639, respectively (see "Executive Compensation - Other Employment Arrangements") and (ii) $3,337, $11,478, and $15,769, respectively, paid in lieu of an award under the RGA Re Profit Sharing Plan, in which Mr. Watson is not eligible to participate (see Note 7).

(3) Includes, in 2001, 2000, and 1999, the value of the following number of performance shares granted in February 2002, February 2001, and January 2000, respectively, pursuant to the Executive Performance Share Plan based on the closing price of the Common Stock on the date of award:
     Mr. Woodring - 1,969, 1,273, and 3,801 performance shares; Mr. Atkinson
     - 776, 529, and 1,989 performance shares; Mr. Schuster - 466, 274 and 840 performance shares; Mr. St-Amour - 633, 309, and 1,404 performance shares; and Mr. Watson - 387, 273, and 1,267 performance shares. For information regarding performance shares, see "Compensation Committee Report on Executive Compensation" and "Executive Compensation - Option/Performance Share Grants in Last Fiscal Year."

(4) On January 1, 1999, Mr. Atkinson was granted 6,750 restricted shares of non-voting common stock. In September 1999 each share of non-voting common stock was converted to .97 of voting common stock. Post conversion, Mr. Atkinson owns 6,548 restricted shares, the value of which was $217,917 as of December 31, 2001. Dividends are paid on restricted stock.

(5) See "Executive Compensation - Option/Performance Share Grants in Last Fiscal Year." Options granted in 1999 were for shares of non-voting common stock, now discontinued and converted to voting common stock. 1999 option totals have been adjusted for the .97 stock conversion effective in September 1999.

(6) For Messrs. Woodring, Atkinson and Schuster, amounts represent contributions made by RGA Re in 2001, 2000, and 1999, to the officers' accounts in the RGA Re Profit Sharing Plan and the RGA Re Augmented Benefit Plan, and payments made in 2001 for accumulated paid absence time. Amounts for Messrs. St-Amour and Watson represent contributions made to their accounts by RGA Canada under its Retirement Plan.

OPTION/PERFORMANCE SHARE GRANTS IN LAST FISCAL YEAR

        The Company has a Flexible Stock Plan, which provides for the award of various types of benefits, including stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards, as well as cash awards. The Company also has an Executive Performance Share Plan that provides for the award of performance shares. The following table sets forth certain information concerning options granted to the named executive officers pursuant to the Flexible Stock Plan and the Executive Performance Share Plan during 2001.


                                  OPTION/PERFORMANCE SHARE GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                                   --------------------------

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                             --------------------------
                          NUMBER OF SECURITIES     % OF TOTAL                                  AT ASSUMED ANNUAL RATES
                          --------------------     -----------                                 -----------------------
                               UNDERLYING           GRANTED TO    EXERCISE OR                OF STOCK PRICE APPRECIATION
                               ----------           ----------    -----------                ---------------------------
                                OPTIONS            EMPLOYEES IN    BASE PRICE   EXPIRATION       FOR OPTION TERM (4)
                                -------            ------------    ----------   ----------       -------------------
       NAME                 GRANTED (#)(1)(2)      FISCAL YEAR     ($/SH)(3)       DATE         5% ($)         10% ($)
       ----                 -----------------      -----------     ---------       ----         ------         -------
A. Greig Woodring       67,086 options                14.2%          $29.81      1/1/2011     $1,257,790      $3,187,487
                         1,969 performance shares     11.8%          $29.53        N/A           $36,567         $92,667

David B. Atkinson       29,350 options                 6.2%          $29.81      1/1/2011       $550,281      $1,394,520
                           776 performance shares      4.7%          $29.53        N/A           $14,411         $36,521

Paul A. Schuster        18,029 options                 3.8%          $29.81      1/1/2011       $338,024        $856,620
                           466 performance shares      2.8%          $29.53        N/A            $8,654         $21,931

Andre St-Amour          20,126 options                 4.2%          $29.81      1/1/2011       $377,341        $956,256
                           633 performance shares      3.8%          $29.53        N/A           $11,756          29,971

Graham Watson           17,778 options                 3.8%          $29.81      1/1/2011       $333,318        $844,694
                           387 performance shares      2.3%          $29.53        N/A            $7,187         $18,213

----------------
(1) The options become exercisable in 20% increments on each of January 1, 2002, 2003, 2004, 2005 and 2006. Vesting will be accelerated upon the officer's death or disability and upon a change in control of the Company (as such terms are defined in the Flexible Stock Plan and option agreements). All stock option grants were approved in January 2001.

(2) Performance share grants shown were approved in February 2002, but are included as 2001 grants because they comprise a part of the officers' 2001 bonus. See "Compensation Committee Report on Executive Compensation." Each performance share represents the equivalent of one share of Common Stock. Payment with respect to vested performance shares is made in the form of cash or shares of Common Stock, as determined by the Compensation Committee: (i) 24 months after termination of employment; (ii) immediately upon termination of employment if termination is as a result of death, disability, or retirement or within six months of a change in control (as such terms are defined in the Executive Performance Share Plan); (iii) when the participant exercises stock options, at the participant's election; or
     (iv) after the last day of any calendar year in which the value of the participant's vested performance shares exceeds 500% of his target bonus payable with respect to that year under the MIP. Performance shares awarded to Messrs. Woodring, Atkinson and Schuster vest in one-third increments on each of December 31, 2002, 2003, and 2004 and performance shares awarded to Messrs. St-Amour and Watson, who are Canadian citizens, vest in full on December 15, 2004.

(3) For stock options, amount represents the exercise price per share of Common Stock, which is the closing price of the Common Stock on the date of grant in January 2001. For performance shares, amount represents the closing price of the Common Stock on the date of grant in February 2002.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATED OPTION/PERFORMANCE SHARE EXERCISES AND FISCAL YEAR-END
OPTION/PERFORMANCE SHARE VALUES

        The table below provides certain information for each of the named executive officers concerning exercises of options during 2001 and the value of unexercised options at December 31, 2001.

                              AGGREGATED OPTION/PERFORMANCE SHARE EXERCISES IN LAST FISCAL YEAR
                                     AND FISCAL YEAR-END OPTION/PERFORMANCE SHARE VALUES


                                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                            SHARES ACQUIRED ON        VALUE           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                            ------------------        -----       OPTIONS AT DECEMBER 31, 2001(1)    AT DECEMBER 31, 2001(2)
NAME                           EXERCISE (#)        REALIZED($)      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----                           ------------        -----------      -------------------------       -------------------------
A. Greig Woodring        14,000 options             $254,614             198,663 / 180,708 options   $2,777,149 / $1,630,973
                         2,500 performance shares    $95,875     17,481 / 2,141 performance shares        $581,768 / $71,252

David B. Atkinson        0 options                        $0              139,533 / 94,365 options     $1,909,579 / $885,921
                         0 performance shares             $0     13,731 / 1,029 performance shares        $456,968 / $34,245

Paul A. Schuster         0 options                        $0               53,279 / 53,029 options       $660,327 / $470,739
                         0 performance shares             $0        3,711 / 468 performance shares        $123,502 / $15,575

Andre St-Amour           16,000 options             $405,513               30,693 / 55,730 options       $306,190 / $431,978
                         1,324 performance shares    $43,035          0 / 1,738 performance shares              $0 / $57,841

Graham Watson            0 options                        $0               30,956 / 47,605 options       $284,899 / $290,929
                         570 performance shares      $18,529          0 / 1,563 performance shares              $0 / $52,017

---------------------

(1) The Company granted stock options to senior management, including each of the named executive officers, in January 2002. The 2002 options, which are not currently exercisable, are not reflected in the table. Although exercisable, performance shares can be paid out only in certain limited circumstances. See "Executive Compensation - Option/Performance Share Grants in Last Fiscal Year." Performance shares include dividend equivalent rights that are payable in performance shares and vest in proportion to the performance shares to which they relate. The number of performance shares has been rounded to the nearest whole share.

(2) In the case of stock options, represents the difference between the December 31, 2001 closing price of the Company's Common Stock ($33.28) and the exercise price of the option multiplied by the number of shares underlying the option. In the case of performance shares, value represents the December 31, 2001 closing price multiplied by the number of performance shares.

RETIREMENT PLANS

        Certain of the Company's employees participate in the GenAmerica Financial Corporation Pension Plan and Trust (the "Pension Plan"), a qualified multiple employer defined benefit plan. Certain of the Company's employees also participate in the RGA Re Augmented Plan (the "RGA Augmented Plan"), a non-qualified defined benefit plan under which eligible employees are entitled to additional retirement benefits not paid under the Pension Plan due to Internal Revenue Code limits on the amount of benefits that may be paid under the Pension Plan.

        The following table shows the annual benefits payable upon retirement at age 65 for various remuneration and years of service combinations under the Pension Plan and the RGA Augmented Plan as of January 1, 2002.


                                          PENSION PLAN AND RGA AUGMENTED PLAN
                                                             YEARS OF SERVICE
                                 -----------------------------------------------------------------------
               Remuneration         15             20               25              30              35
               ------------      -------        -------          -------         -------         -------
                 $125,000        $28,029        $37,372          $46,715         $56,058         $65,401
                  150,000         34,404         45,872           57,340          68,808          80,276
                  175,000         40,779         54,372           67,965          81,558          95,151
                  200,000         47,154         62,872           78,590          94,308         110,026
                  225,000         53,529         71,372           89,215         107,058         124,901
                  250,000         59,904         79,872           99,840         119,808         139,776
                  275,000         66,279         88,372          110,465         132,558         154,651
                  300,000         72,654         96,872          121,090         145,308         169,526
                  325,000         79,029        105,372          131,715         158,058         184,401
                  350,000         85,404        113,872          142,340         170,808         199,276
                  375,000         91,779        122,372          152,965         183,558         214,151
                  400,000         98,154        130,872          163,590         196,308         229,026
                  450,000        110,904        147,872          184,840         221,808         258,776
                  500,000        123,654        164,872          206,090         247,308         288,526
                  550,000        136,404        181,872          227,340         272,808         318,276
                  600,000        149,154        198,872          248,590         298,308         348,026
                  650,000        161,904        215,872          269,840         323,808         377,776
                  700,000        174,654        232,872          291,090         349,308         407,526


        Messrs. Woodring, Atkinson and Schuster participate in the Pension Plan and the RGA Augmented Plan and have been credited with the following years of service under such plans: Mr. Woodring, 22 years; Mr. Atkinson, 14 years; and Mr. Schuster, 10 years. Remuneration under the Pension Plan and the RGA Augmented Plan is the highest average Benefit Salary for five consecutive years during the preceding 10 years, where "Benefit Salary" for a given year means an officer's base salary for such year plus the average bonus awarded such officer under the RGA Management Incentive Plan for the preceding three years. The current remuneration covered by the plans for each of the participating named executives is: for Mr. Woodring, $604,604; for Mr. Atkinson, $373,859; and for Mr. Schuster, $243,376. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in the Pension Plan or the RGA Augmented Plan. Mr. St-Amour and Mr. Watson participate in pension plans sponsored by the governments of Quebec and Canada, respectively.

        Until January 1, 1994, the Company also maintained an Executive Supplemental Retirement Plan (the "RGA Supplemental Plan"), a non-qualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the RGA Supplemental Plan were frozen as of January 1, 1994. At such time, the participating named executive officers had been credited with the following years of service under the plan: Mr. Woodring, 8 years and Mr. Atkinson, 3 years. Remuneration under the RGA Supplemental Plan was the highest average Benefit Salary for three consecutive years during the preceding five years. The remuneration covered by the plan is $229,492 for Mr. Woodring, and $145,407 for Mr. Atkinson.

        Combined retirement benefits under the Pension Plan and the RGA Augmented Plan are payable at age 65 in a single life annuity using an "excess plan" formula as generally described in Section 401(1) of the Internal Revenue Code of 1986. Certain plan participants are eligible to receive benefits calculated using a minimum benefit formula that provides for a direct offset of a portion of the applicable Social Security Primary Insurance Amount.

        Retirement benefits under the RGA Supplemental Plan are payable at age 65 in the form of a 15 year certain and life annuity, with no direct or indirect integration with Social Security benefits.

        Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires.

OTHER EMPLOYMENT ARRANGEMENTS

        The Company has agreed to pay Mr. Watson a production bonus equal to
2.5 cents per $1,000 of new business generated through the Company's Canadian subsidiaries. Pursuant to a marketing agreement, the bonus was originally paid to Intercedent Limited, a consulting firm that employed Mr. Watson. Mr. Watson became an employee of a subsidiary of the Company on April 1, 1996 and the Canadian production bonus has been paid directly to Mr. Watson since that time. See "Certain Relationships and Related Transactions."

         Mr. Woodring serves as an advisor to General American's top management and therefore participates in the General American Long-Term Incentive Plan. Mr. Woodring is eligible to receive cash incentive awards pursuant to this plan based on General American's achievement of certain consolidated performance targets over three-year periods. The amount of incentive payments, if any, represents a percentage of Mr. Woodring's RGA salary at the beginning of the relevant period. The percentage varies depending on the extent to which General American meets or exceeds certain performance targets. Payment of one-third of any awards will be deferred under the General American Executive Deferred Savings Plan until Mr. Woodring's retirement at age 65. Amounts deferred are subject to a five-year vesting schedule and certain other conditions. Mr. Woodring received $61,180 (one-third of which was deferred) for the three year period ending
December 31, 2001. All payments under the plan are made by General American.

                              PERFORMANCE GRAPH

         Set forth below is a graph for the Company's Common Stock for the period beginning December 31, 1996 and ending December 31, 2001. The graph compares the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Standard & Poor's Insurance (Life/Health) Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's Common Stock, and are not intended to forecast or be indicative of future performance of the Common Stock.

               COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG REINSURANCE GROUP OF AMERICA INCORPORATED,
        THE S&P 500 INDEX AND THE S&P INSURANCE (LIFE/HEALTH) INDEX

                                  [GRAPH]


*$100 INVESTED ON 12/31/96 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                                                  Cumulative Total Return
                                         ---------------------------------------------------------------------------
                                                12/96       12/97        12/98       12/99        12/00       12/01
                                                -----       -----        -----       -----        -----       -----
Reinsurance Group of America, Inc.            $100.00     $136.26      $225.18     $134.63      $173.73     $163.99
S&P 500                                       $100.00     $133.36      $171.47     $207.56      $188.66     $166.24
S&P Insurance (Life/Health)                   $100.00     $125.05      $132.01     $113.52      $129.19     $119.18



Copyright (C)2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         General American and its parent, GenAmerica, are the beneficial owners of approximately 48% of the Company's outstanding stock. Following a private placement in November 1999, the acquisition of GenAmerica by Metropolitan Life Insurance Company ("MLIC") on January 6, 2000, and MLIC's demutualization on April 7, 2000, MetLife, Inc. ("MetLife") became the beneficial owner of approximately 58% of the Company's outstanding shares. In January and February 2002, MetLife purchased an additional 327,600 shares and, as of February 28, 2002, is the beneficial owner of approximately 59.3% of the Company's outstanding securities.

         Under two administrative services agreements effective as of January 1, 1993, General American has agreed to provide RGA and RGA Re, at their request, certain management and administrative services, such as legal, treasury, employee benefit, payroll and personnel services. RGA and RGA Re pay General American a monthly fee based on General American's actual cost, computed in accordance with General American's current cost accounting system. Each agreement is terminable by either party on 90 days written notice. General American has agreed to provide similar services to RGA Canada pursuant to a management agreement effective January 1, 1993. RGA Re entered into an administrative services agreement with General American on January 1, 1997 under which General American agreed to provide certain policy administration services to RGA Re for certain Bank Owned Life Insurance Policies. RGA Re pays General American under this agreement as follows: an acquisition fee of $5,000 per case for new cases; $0.40 per policy per month, plus .02% (annualized rate) times the fund value of the policies for administration of in force policies; and .05% (annualized rate) times the fund value of the policies for management of the policies. The cost of services provided by General American under these agreements in 2001 was approximately $1.1 million.

         The Company has reinsurance agreements with MetLife and certain of its subsidiaries, and direct policies and reinsurance agreements with General American and certain of its subsidiaries. The Company reflected earned net premiums pursuant to these agreements of approximately $112.2 million from MetLife, and $37.1 million from General American, in 2001. The earned premiums reflect the net of business assumed from and ceded to MetLife, General American and their respective subsidiaries.

         The Company has entered into registration rights agreements with each of MLIC and General American which grant each of those companies, or their transferees, certain rights, among other things, to require RGA to register RGA common stock held by them.

         On March 1, 2001, the Company entered into a term loan agreement and note whereby it borrowed $75.0 million due June 30, 2004 from MetLife Credit Corp., a wholly owned subsidiary of MetLife, at an interest rate of
75.5 basis points over the 30-day AA financial discount rate on commercial paper. The Company repaid the loan in full on December 19, 2001.

                                   VOTING

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote which are present in person or represented by proxy at the 2002 Annual Meeting is required to elect directors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, and in the discretion of the persons named as proxies on such other business as may properly come before the meeting.

         As of February 28, 2002, MetLife beneficially owned approximately 59.3% of the shares of RGA Common Stock entitled to vote at the meeting. MetLife has indicated its intention to vote its shares FOR the election of directors nominated by the Board of Directors. The vote of MetLife will be sufficient to approve the proposals to be voted upon at the meeting.

         The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                            INDEPENDENT AUDITORS

         KPMG LLP was previously the principal independent accounting firm for the Company. Effective March 30, 2000, that firm's appointment as principal independent accounting firm was terminated and the client-auditor relationship between the Company and KPMG LLP ceased upon completion of the separate company audits of the financial statements of some of the Company's subsidiaries as of and for the year ended December 31, 1999, and the issuance of their reports thereon. Deloitte & Touche LLP ("Deloitte") now serves as the Company's principal independent accounting firm. On January 6, 2000, Metropolitan Life Insurance Company ("MLIC") became the beneficial owner of approximately 58% of the outstanding shares of the Company. The replacement of KPMG LLP by Deloitte as principal independent accounting firm to the Company is intended to allow the Company and MLIC benefit from efficiencies resulting from the use of Deloitte as principal independent accounting firm to both the Company and MLIC. The decision to change accounting firms was approved by the Company's Audit Committee, which authorized the Company's management to negotiate the engagement of Deloitte to perform the examination of the Company's financial statements for fiscal years 2000 and 2001.

         The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 1999 and 1998 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 1999, and the subsequent interim period through March 30, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement.

         Deloitte was the Company's independent auditing firm for the fiscal year ended December 31, 2001, and the Company expects to select this firm again for the year ending December 31, 2002. A representative of Deloitte is expected to be present at the 2002 Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

                       PRINCIPAL ACCOUNTING FIRM FEES

       The aggregate fees billed to the Company for the fiscal year ending December 31, 2001 by the Company's principal accounting firm, Deloitte and its affiliates are as follows:

       Audit Fees                                                                       $666,633
       Financial Information Systems Design and Implementation Fees                            0
       All other fees:
                Audit Related Fees                                                      $163,100 (1)
                Other Fees                                                              $239,412 (2)
                                                                                        --------
                Total - All other fees                                                  $402,512

(1) Includes fees for attestation services rendered by Deloitte for matters such as comfort letters and consents related to SEC registration statements, audits of employee benefit plans, and consultation on accounting standards and transactions.

(2) Includes fees for all other services rendered by Deloitte, primarily consultation related to tax planning and compliance.




                        REPORT OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS

         The Audit Committee hereby reports as follows:

         1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

         2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

         3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with those accountants their independence.

         4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                             THE AUDIT COMMITTEE

                         Stuart Greenbaum, Chairman
                               J. Cliff Eason
                              Alan C. Henderson
                            William A. Peck, M.D.

                            SHAREHOLDER PROPOSALS

         Shareholder proposals submitted under the process prescribed by the Securities and Exchange Commission (in Rule 14a-8 of the Securities Exchange
Act) for presentation at the 2003 Annual Meeting must be received by the Company by December 13, 2002 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

         In order for a Shareholder to nominate a candidate for director, under the Company's Restated Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days notice of the meeting, or prior public disclosure of the date of the meeting, then the Shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Shareholder filing the notice of nomination must describe various matters as specified in the Company's Restated Articles of Incorporation, including such information as name, address, occupation, and number of shares held.

         In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore, and other matters specified in the Company's Restated Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Company's proxy statement.

         In each case the notice must be given to the Secretary of the Company, whose address is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Any Shareholder desiring a copy of the Company's Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                                              Please mark
                                                              your vote as
                                                              indicated in /X/
                                                              this example

                      MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. Election of Directors

     FOR all nominees       WITHHOLD       (INSTRUCTION: to withhold authority
      listed at right       AUTHORITY      to vote for any individual nominee,
     (except as marked   to vote for all   strike a line through the nominee's
      to the contrary)   nominees listed   name on the list below.)
                            at right
                                           01 J. Cliff Eason, 02 Stewart G.
                                           Nagler, 03 Joseph A. Reali

                                The undersigned hereby acknowledges receipt of the Notice of the 2002 Annual Meeting of Stockholders and the accompanying Proxy Statement.

                                This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR Item 1.

                                Dated this     day of                 , 2002
                                                      ----------------

                                --------------------------------------------
                                                 Signature

                                --------------------------------------------
                                        (Signature if held jointly)

                                (If Stock is owned in joint names, both owners must sign.) If address at left is incorrect, please write in the correct information.

              Please sign as registered and return promptly to:
         Reinsurance Group of America, Incorporated, Midtown Station,
                        PO Box 870, New York, NY 10138

--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE


                                                             April 12, 2002

Dear Shareholder:

     We invite you to attend the 2002 Annual Meeting of Stockholders of Reinsurance Group of America, Incorporated, to be held on May 22, 2002 in the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri at 2:00 p.m.

     It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form above, detach it, and return it promptly in the envelope provided.

                 REINSURANCE GROUP OF AMERICA, INCORPORATED
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Jack B. Lay and James E. Sherman, or either of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held
May 22, 2002, commencing at 2:00 p.m., St. Louis time, at the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

       PLEASE COMPLETE, SIGN AND DATE OTHER SIDE AND RETURN PROMPTLY.


-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                                   APPENDIX


     Page 17 of the printed Proxy contains a Performance Graph. The information contained in the graph appears in the table immediately following the graph.